Exhibit 99.1

FLEETWOOD REPORTS RESULTS FOR SECOND QUARTER
AND FIRST SIX MONTHS OF FISCAL 2009

--Company provides updated details on major restructuring plan--

Riverside, Calif., November 25, 2008— Fleetwood Enterprises, Inc. (NYSE:FLE) announced today its results for the second quarter and first half of fiscal 2009 ended October 26, 2008, along with additional details on its major restructuring program intended to stem losses and reduce annualized fixed costs by at least $40 million.

Consolidated Results
Consolidated revenues for the quarter were $216.4 million, down 54 percent from $468.5 million in last year’s second quarter. RV Group sales declined 63 percent, and Housing Group sales were off 33 percent. The Company incurred an operating loss of $51.8 million in the fiscal 2009 second quarter, which included restructuring charges, mostly severance, and asset write-downs of $11.5 million, or $0.15 per share. This compares to operating income of $4.1 million in the same period of the prior year, which was negatively impacted by $3.1 million, or $0.05 per share, of impairment and restructuring charges, partially offset by gains from asset sales. The net loss for the quarter totaled $56.7 million, or $0.74 per share, compared with a net loss of $1.2 million, or $0.02 per share, in the second quarter of fiscal 2008.

“The steep drop in revenues and increased losses are directly attributable to an unprecedented decline in our markets due to the current economic environment, especially the tight credit conditions that are suppressing dealer and consumer purchases of our products,” said Elden L. Smith, Fleetwood’s president and chief executive officer. “Consumers are hesitant to spend given current economic circumstances, and at the same time those that wish to buy are having extraordinary difficulty obtaining loans to finance our products. In view of the magnitude of the revenue declines and the current business outlook, we have implemented new cost-saving measures and announced significant additional changes to our manufacturing footprint. We will also take other company-wide cost-cutting actions in the current quarter.”

For the first six months of fiscal 2009, consolidated revenues declined 47 percent to $506.3 million from $956.8 million for the first half of fiscal 2008. RV Group sales were down 57 percent, and Housing Group sales were off 24 percent. The operating loss for the first six months of fiscal 2009 was $75.1 million, compared to operating income of $9.8 million in last year’s corresponding period. The net loss for the first half of fiscal 2009 was $85.8 million, or $1.19 per share, compared with a net loss of $3.6 million, or $0.06 per share, last year.

RV Group Results
The RV Group posted an operating loss of $42.0 million on revenues of $116.6 million for the quarter, versus operating income of $0.6 million on revenues of $318.7 million for the same quarter of the prior year. The fiscal 2009 second quarter loss included restructuring charges of $7.5 million, including a $4.6 million write-down of inventory associated with a closed supply business and $2.9 million in severance. In the first six months of fiscal 2009, the Group reported an operating loss of $65.8 million on revenues of $283.9 million, versus operating income of $2.5 million on revenues of $662.8 million in the comparable period last year.

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“Although we believe our motor home division management and products are second to none, the acceleration of the decline in industry sales during the second quarter presented a tremendous challenge,” Smith said. “Motor home revenues were one-third of what they were just last year, and aggressive pricing across the industry led to a much higher level of discounting in the division than in last year’s second quarter. Travel trailer revenues and operating income also fell as a result of these factors. In addition, dealers continue to significantly lower their inventories. During the seasonally strong summer months of June through September, the industry retail market fell 52 percent and 25 percent for motor homes and travel trailers, respectively, while industry wholesale shipments for the same period fell 61 percent for motor homes and 34 percent for travel trailers. As a result of all of these factors, we have announced significant capacity reductions since the end of the first quarter.”

As announced in October, Fleetwood is consolidating its Pennsylvania motor home operations into its Indiana plant and, as announced yesterday, the Company is further consolidating production in its travel trailer division. After the transition, which is currently expected to be completed by the beginning of the fourth fiscal quarter, Fleetwood will service all of its U.S. and Canadian travel trailer dealers from existing plants in Oregon and Ohio.

Housing Group Results
The Housing Group recorded an operating loss of $6.2 million on revenues of $99.8 million for the second quarter, compared to operating income of $5.1 million on revenues of $149.8 million for the same quarter of the prior year. The loss in the second quarter of fiscal 2009 included $3.2 million of Housing Group restructuring charges, consisting of severance costs incurred in connection with a portion of the plant consolidations and impairment charges for a facility that will be closed. For the first half of the fiscal year, the operating loss for the Housing Group totaled $3.8 million on revenues of $222.4 million, versus operating income of $10.6 million on $294.0 million in revenues for the first six months of last year.

“Our Housing Group has done a remarkable job of remaining profitable during this, the industry’s most trying decade,” Smith said. “The continued decline in two of the industry’s most important states—California and Florida—has been particularly challenging because Fleetwood has had the leading market share in both states. Wholesale shipments for the industry in California and Florida declined 39 percent and 26 percent, respectively, in the first nine months of this calendar year compared with last year, whereas national industry shipments for the same period were down only 10 percent. Pricing has been under pressure due to regional competition, and margins have been squeezed by increases in material costs. At the same time, we are facing increased pressure from the oversupply of new and foreclosed site-built homes. Also, while we have successfully completed several contracts for the construction of modular military barracks and have similar efforts underway for Fort Sam Houston, other multi-family modular business in the Gulf Coast area has not materialized as we had initially expected. Accordingly, we have announced that we will be consolidating production from two modular plants into one. In addition, we are moving from 17 manufactured housing plants to 12, to reflect the markedly slower business in the Southeast and California. There is no doubt that consumers need affordable housing now more than ever, but it has become clear that the financing environment must improve before growth resumes in this vital industry.”

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Corporate Restructuring
As outlined above, the Company is consolidating its manufacturing operations. The Company expects to realize lower fixed costs throughout the organization as a result of these changes, and improved labor and material costs over the longer term. Fleetwood will now manufacture products in two motor home plants, three travel trailer plants, and 13 housing plants. The Company’s capacity utilization is expected to improve as a result, and fixed expenses are estimated to be reduced by at least $40 million on an annualized basis.

“The changes being implemented should not affect the availability of Fleetwood’s current products to dealers or consumers in the geographic markets we serve,” Smith said. “After the transitions are complete, Fleetwood should be able to operate effectively in the current environment, while retaining the flexibility to take immediate advantage of any upturn.”

In addition to the plant consolidations, Fleetwood said it will take the actions necessary to ensure that the corporate resources in support of its reduced manufacturing operations are appropriately sized. To further reduce expenses, Fleetwood is suspending the company match of participant contributions to its 401(k) retirement plan and similar subsidies to the related Deferred Compensation Alternative Plan for management.

Update on 5% Debentures
As previously disclosed, holders of the Company’s 5% convertible senior subordinated debentures have the right to require Fleetwood to repurchase the debentures at par on December 15, 2008. Holders of the debentures may elect to participate in Fleetwood’s previously announced exchange offer, whereby it has offered holders of the debentures a combination of new senior secured notes due 2011 that are partially secured and guaranteed by certain Fleetwood subsidiaries, along with up to 14 million shares of common stock in exchange for their debentures. The exchange offer is not expected to be finalized until early December. Provided that the exchange is completed on or before December 12, 2008, the largest individual debenture holder, which accounts for approximately 34 percent of the existing debentures, has indicated an intention to exchange for the new notes. This would be sufficient to meet the minimum acceptance threshold for the exchange. For those debenture holders who do not accept the exchange offer, the Company has announced that it will fulfill any repurchase requests with common stock.

“We remain optimistic that the debenture holders will accept the exchange offer, which we believe is in their best interests as well as the Company’s,” Smith said. “Resolution of this matter in combination with our aggressive restructuring plan will benefit everyone who has a vested interest in Fleetwood, including dealers, retail customers, suppliers, and shareholders, as well as our debt holders.”

Outlook and Liquidity
“The year-to-date losses have, as might be expected, reduced our cash levels, yet we still ended the quarter with cash, cash equivalents, and marketable investments of more than $70 million,” Smith said. “We paid off the term loan in our bank facility during the quarter, and we have virtually no borrowings on our revolver, which reflected $30 million of unused borrowing capacity at quarter end. During the quarter, our average daily liquidity by calendar month ranged from $111 million to $129 million. With a successful exchange for the debentures, we anticipate that we will have ample liquidity to support operations going forward.

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“We do not expect market conditions to improve in the near future and we are planning accordingly,” Smith concluded. “Although operating losses will likely be sustained through the remainder of the fiscal year, capacity reductions and increased utilization, along with reduced working capital needs, should permit a near breakeven cash flow from operations during that same period. Further, it is our objective to manage operating results close to breakeven levels beginning with the first quarter of our new fiscal year.”

The Company will host a conference call at 10:30 a.m. PST/1:30 p.m. EST on Tuesday, November 25, 2008. The call will be broadcast live over the Internet at the Company’s website, www.fleetwood.com under Investor Relations, and at www.streetevents.com and www.earnings.com.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including those regarding potential annualized savings, the production level needed for breakeven operations, and the outlook for coming quarters reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the significant demands on our liquidity while current economic and credit conditions are severely affecting our operations, including the potential repurchase of $100 million 5% debentures in December 2008 if we do not have sufficient shares of common stock to meet a repurchase obligation; the lack of assurance that we will regain sustainable profitability in the foreseeable future; our potential inability to decrease our operating losses and negative cash flow; the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets, especially the recreational vehicle market which has deteriorated sharply in recent months; the volatility of our stock price and the risk of potential delisting from the NYSE; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, credit crisis, availability of financing generally, and other factors that can and have had a negative impact on consumer confidence, and which may continue to reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing and future debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies; potential dilution associated with future equity or equity-linked financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; the increasing costs of component parts and commodities that we may be unable to recoup in our product prices; repurchase agreements with floorplan lenders, which we currently expect could result in increased costs due to the deteriorated market conditions; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels and dealers' desire to reduce inventory levels in the manufactured housing and recreational vehicle industries; the effect on our sales, margins and market share from aggressive discounting by competitors; potential increases in the frequency and size of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries and changes in our competitive landscape.

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Fleetwood Enterprises, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	October 26, 2008	October 28, 2007	October 26, 2008	October 28, 2007
Net sales:
RV Group	$116,609	$318,729	$283,869	$662,817
Housing Group	99,796	149,774	222,448	294,008
	216,405	468,503	506,317	956,825

Cost of products sold	199,501	387,997	452,666	803,930
Gross profit	16,904	80,506	53,651	152,895

Operating expenses	61,835	73,267	121,897	144,549
Other operating (income) expenses, net	6,908	3,110	6,826	(1,476)
	68,743	76,377	128,723	143,073

Operating income (loss)	(51,839)	4,129	(75,072)	9,822
Other income (expense):
Investment income	828	1,222	1,689	2,539
Interest expense	(5,581)	(6,669)	(10,573)	(12,185)

	(4,753)	(5,447)	(8,884)	(9,646)
Income (loss) from continuing operations before income taxes	(56,592)	(1,318)	(83,956)	176
Provision for income taxes	(196)	(96)	(602)	(3,901)
Loss from continuing operations	(56,788)	(1,414)	(84,558)	(3,725)

Income (loss) from discontinued operations, net	63	201	(1,245)	166

Net loss	$(56,725)	$(1,213)	$(85,803)	$(3,559)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.74)	$(0.02)	$(1.17)	$(0.06)
Loss from discontinued operations	--	--	(0.02)	--

Net loss per common share	$(0.74)	$(0.02)	$(1.19)	$(0.06)

Weighted average common shares	76,286	64,243	72,381	64,201

Fleetwood Enterprises, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	October 26, 2008	July 27, 2008	October 28, 2007
ASSETS

Cash and cash equivalents	$45,613	$60,698	$47,476
Marketable investments	25,022	24,959	24,754
Receivables	91,226	82,909	115,639
Inventories	130,413	159,598	171,989
Other current assets	29,796	21,843	46,978
Total current assets	322,070	350,007	406,836

Property, plant and equipment, net	139,765	143,945	169,676
Deferred taxes	46,072	46,190	44,283
Other assets	50,369	49,998	60,455

Total assets	$558,276	$590,140	$681,250

LIABILITIES & SHAREHOLDERS' EQUITY

Accounts payable	$22,458	$23,914	$37,375
Employee compensation and benefits	30,959	30,158	42,610
Short-term borrowings	955	4,482	10,056
5% convertible senior subordinated debentures	100,000	100,000	--
Other current liabilities	93,944	77,215	139,210
Total current liabilities	248,316	235,769	229,251

5% convertible senior subordinated debentures	--	--	100,000
6% convertible subordinated debentures	160,142	160,142	160,142
Other long-term borrowings	27,857	11,306	18,811
Other non-current liabilities	81,674	86,840	87,347
Total non-current liabilities	269,673	258,288	366,300

Total shareholders' equity	40,287	96,083	85,699

Total liabilities and shareholders' equity	$558,276	$590,140	$681,250

Fleetwood Enterprises, Inc.
CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	10/26/2008	10/28/2007	10/26/2008	10/28/2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(56,788)	$(1,414)	$(84,558)	$(3,725)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization expense	4,427	5,023	8,752	10,264
Stock-based compensation expense	1,098	1,431	1,674	1,883
Gain on sale of property, plant and equipment	415	(1,075)	41	(6,436)
Other non-cash items	1,400	3,100	1,400	6,688
Changes in assets and liabilities:
Receivables	(8,992)	10,829	10,520	2,695
Inventories	29,185	(393)	9,400	(9,045)
Other assets and liabilities, net	3,036	(6,196)	(14,911)	(21,254)

Net cash provided by (used in) operating activities	(26,219)	11,305	(67,682)	(18,930)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and sales of investments, net	(243)	(255)	(273)	(618)
Purchases of property, plant and equipment	(1,069)	(1,672)	(3,191)	(3,755)
Proceeds from sale of property, plant and equipment	68	5,871	1,107	12,576
Change in restricted cash	--	--	16,790	--

Net cash provided by (used in) investing activities	(1,244)	3,944	14,433	8,203

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net			38,471	--
Change in short-term borrowings	(597)	5,132	(3,682)	2,664
Change in borrowings of long-term debt	12,912	(1,280)	6,072	1,381
Proceeds from exercise of stock options	--	43	--	836

Net cash provided by (used in) financing activities	12,315	3,895	40,861	4,881

CASH FLOWS FROM DISCONTINUED OPERATIONS:

Net cash provided by (used in) discontinued operations	63	1,467	(261)	617

Foreign currency translation adjustment	--	330	--	578

Net change in cash and cash equivalents	(15,085)	20,941	(12,649)	(4,651)

Cash and cash equivalents at beginning of period	60,698	26,535	58,262	52,127

Cash and cash equivalents at end of period	$45,613	$47,476	$45,613	$47,476

Fleetwood Enterprises, Inc.
BUSINESS SEGMENT AND UNIT SHIPMENT INFORMATION
(Dollar amounts in thousands)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	October 26, 2008	October 28, 2007	October 26, 2008	October 28, 2007
REVENUES:
Motor homes	$87,581	$263,776	$209,390	$537,457
Travel trailers	24,075	47,972	63,906	111,624
RV supply	4,953	6,981	10,573	13,736
RV Group	116,609	318,729	283,869	662,817
Housing Group	99,796	149,774	222,448	294,008

	$216,405	$468,503	$506,317	$956,825

OPERATING INCOME (LOSS):
Motor homes	$(27,018)	$9,104	$(43,086)	$18,107
Travel trailers	(9,080)	(8,334)	(14,728)	(15,759)
RV supply	(5,871)	(178)	(7,964)	127
RV Group	(41,969)	592	(65,778)	2,475
Manufactured Housing	(4,061)	5,912	(2,082)	10,632
Modular	(2,153)	(1,226)	(1,841)	(918)
Lumber	(33)	446	160	893
Housing Group	(6,247)	5,132	(3,763)	10,607
Corporate and other	(3,623)	(1,595)	(5,531)	(3,260)

	$(51,839)	$4,129	$(75,072)	$9,822

UNITS SOLD:
Recreational vehicles -
Motor homes	769	2,125	1,813	4,558
Travel trailers	1,223	2,225	3,140	5,611
	1,992	4,350	4,953	10,169

Housing -
HUD	2,469	3,619	5,162	7,184
MOD	234	307	833	555
	2,703	3,926	5,995	7,739

Total Company shipments	4,695	8,276	10,948	17,908

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